Exhibit 10.2

ASSET ASSIGNMENT AGREEMENT

ACTIVUS PHARMA CO., LTD
A Japanese Company

("Assignor")

- and -

MARIPOSA HEALTH PTY LTD

(ACN 134 154 680)

("Assignee")

Ref: KJD:197366

Version:14 August 2010

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	PRE-CONDMONS	5
3.	ASSIGNMENT OF INTELLECTUAL PROPERTY AND ASSIGNORS TECHNOLOGY	6
4.	ASSIGNMENT OF RIGHTS IN THE DIC AGREEMENT	7
5.	CONSIDERATION	8
6.	DELIVERY	8
7.	RIGHTS AND OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE	9
8.	UNDERTAKING AND WARRANTIES	10
9.	NON-USE OF THE INTELLECTUAL PROPERTY BY THE ASSIGNOR	12
10.	AUTHORITIES	13
11.	UNDERTAKINGS AND INDEMNITY	13
12.	CONSULTING SERVICES	14
13.	SEVERABILITY	14
14.	NEW SOUTH WALES LAW AND JURISDICTION	15
15.	AMENDING THIS AGREEMENT	15
16.	THIS IS THE ENTIRE AGREEMENT	15
17.	EACH PARTY MUST DO WHATEVER IS NECESSARY	15
18.	No WAIVER	15
19.	TAXATION	16
20.	GIVING A NOTICE	16
21.	TERM OF OBLIGATIONS IN CLAUSE 4.1	16
22.	PUBLIC ANNOUNCEMENTS	17
23.	COUNTERPARTS	17
24.	TRANSFER OR ASSIGNMENT OF THIS AGREEMENT	17
25.	EXCHANGE	17

SCHEDULES

SCHEDULE-1

Effective Date

Patents

SCHEDULE-2

1.	Data, information and documentation

1-1. The documentation managed by Activus Phamia

1-2. Agreements for Assignment with CROs and CMOs

2.	Chemical Samples

SCHEDULE-3
DIC Agreement

SCHEDULE-4

DIC Acknowledgement

SCHEDULE-5

Sosei Consent

THIS AGREEMENT is made the 16th day of August, 2010

BETWEEN:	ACTIVUS PHARMA CO., LTD, a Japanese Company, of Venture Plaza Funabashi 218, 1-17-25, Kita-honcho, Funabashi-shi, Chiba 273-0864, Japan ("Assignor")

AND:	MARIPOSA HEALTH PTY LTD (ACN 134 154 680) of 11 Algona Street, Bilgola Plateau 2107, New South Wales, Australia ("Assignee")

RECITALS

A.	The Assignor is the absolute owner of the Assignor's Technology and all Intellectual Property in relation to the Assignor's Technology, including:

(i)	Copyright;

(ii)	Patents;

(iii)	Works; and

(iv)	Confidential Information.

B.	In consideration for the payments specified in clause 5 of this Agreement, the Assignor has agreed to assign its ownership of the Assignors Technology and the Intellectual Property to the Assignee as from the Effective Date,

C.	The parties wish to formally record the assignment of the ownership of the Intellectual Property on the terms of this Agreement.

AGREEMENT

1.	Interpretation

1.1	In this Agreement:

(a)	"Activus Contracts" means the agreements that Activus has entered into with third parties that relate to the Assignor's Technology by way of either:

assuming the agreements from DIC under the DIC Agreement; or

(ii)	entering into the agreements independently after the Date of Assignment defined in the DIC Agreement, and including but not limited to those agreements set out in item 1-2 of Schedule 2;

(b)	"Agreement" means this agreement and includes any Schedule or Annexure to it;

(c)	"Australian Taxes" means all taxes incurred as a consequence of entering the Agreement that are imposed by an Australian revenue office or similar body.

(d)	'Assignor's Technology" means:

(i)	the existing data, information, documentation, laboratory notebooks, reports, test reports, chemical samples and associated records that are owned by the Assignor or are in the possession or control of the Assignor as of the Effective Date in relation to the reductone molecule technology known by the term TA-270 ("Product") and are set forth or described in Schedule-2 in relation to the Product and / or as described in the subject matter of the Patents;

(ii)	all existing chemical compounds comprising the Product;

the existing related chemical compounds as described in the subject matter of the Patents ("Related Compound");

(iv)	all existing technology related to or derived from the Patents, including the procedures, techniques, knowhow, manufacturing processes and applications of the Patents;

(v)	all such rights referred to in (i) to (iv) that arise under or are referred to in the Activus Contracts; and

(vi)	all other rights transferred or assigned to the Assignor in relation to the TA-270 technology and Assets (as defined in the DIC Agreement) under the DIC Agreement.

(e)	"Business Day" means Monday to Friday, excluding public holidays in the State of New South Wales, Australia and in Japan;

(f)	"Confidential Information" means:

all technical knowledge and information, operating and testing methods and procedures, practices and know-how relating to the Assignor's Technology;

(ii)	all ideas, product concepts, prototypes, physical dimensions, designs, manufacturing and production processes, computer programs and databases, recipes, ingredients, chemical compositions, chemical samples, formulations, written materials, laboratory notebooks, research reports, manuals, diagrams, pictures and drawings, specifications, notes, calculations, know how or any other verbal information or written data concerning or relating to the Assignor's Technology;

(iii)	all inventions, improvements, modifications, discoveries, developments, techniques arising from or relating to the Assignor's Technology to the extent they are already conceived as of the Effective Date;

(iv)	all other information relating to the Assignor's Technology which, either is not in the public domain or by its nature, places or potentially places the Assignor at an advantage over its present or future business competitors, whether or not marked "Confidential" BUT does not include information which:

(v)	prior to the assignment effected by this Agreement is already in the public domain; or

(vi)	after the assignment effected by this Agreement becomes part of the public domain other than by disclosure in breach of the terms of this Agreement;

(9)	"Consideration" means the amount of JPY55,000,000;

(h)	"Copyright" means all copyright in the Works;

(i)	"DIC Acknowledgement" refers to the DIC Acknowledgement and Confirmation by Mariposa to be executed by DIC and acknowledged and accepted by Mariposa and Activus substantially in the form as appears in Schedule 4 hereto;

(E)	"DIC Corporation" means DIC Corporation, formerly known as Dainippon Ink and Chemicals, Incorporated, having its principal place of business at DIC Building, 7-20, Nihonbashi 3-chome, Chuo-ku, Tokyo 103-8233, Japan;

(k)	"DIC Agreement" means the agreement dated 31 October 2006 between DIC Corporation and the Assignor, a copy of which appears in Schedule 3 hereto, to the extent it is related to the Product, the Patents and the Assignor's Technology (DIC Agreement being attached hereto);

(I)	"Effective Date" means the earlier of the date specified in Schedule-1 or the date being 3 Business Days from the date the Assignee notifies the Assignor in writing that the Pre Conditions in clause 2 have been met in accordance with that clause 2.2;

(m)	"GST Act' means A New Tax System (goods and Services Tax) Act 1999

(n)	"Intellectual Property" means all Intellectual Property Rights arising from or relating to the Assignor's Technology, including but not limited to:

(i)	the Patents, the Copyright, the Works and the Confidential Information;

(ii)	all other rights resulting from intellectual activity relating to the Assignor's Technology;

(o)	"Intellectual Property Rights" means all intellectual property rights, including but not limited to the following rights:

patents, copyright, and any right to have confidential information kept confidential; and

(ii)	any application or right to apply for registration of any of the rights referred to in sub-paragraph (i);

(iii)	the right to apply for registration of a patent application, and to own all registrations derived therefrom including reissues, extensions, confirmations, re-examinations, and inventor's certificates;

(iv)	the right to sue and claim and retain damages and other remedies, including but not limited to an account of profits, for infringements of and/or wrongful interferences to a patent application and / or patent or copyright work, whether or not such rights arose before the date of this Agreement; and

(v)	all rights, powers, liberties and immunities conferred on the proprietor of the patents, patent applications and copyright works;

(p)	"Japanese Taxes" means all taxes incurred as a consequence of entering the Agreement that are imposed by a Japanese revenue office or similar body.

(q)	"party" means a party to this Agreement and "parties" means both of them;

(r)	"Patents" means:

(i)	the registered patents described in the Schedule-1;

(ii)	all applications for a patent described in the Schedule-1 (including ail inventions, innovations and all other subject matter described in them) which subsist at the date of this Agreement; and

(iii)	all patents and patent applications corresponding to the patents and/or patent applications referred to in Clause 1.10) and Clause 1.1r(ii), and including without limitation, all rights of priority, and all divisional and continuation applications, reissue patents and other such corresponding patents and patent applications, whether or not applied for, or issued, after the date of this Agreement"

(iv)	all subsequently granted or issued patents resulting from a patent referred to in clauses 1.1(r)(ii) and 1.1(r)(iii);

(s)	"Sosei" means Sosei Group Corporation of Kojimachi Tsuruya Hachiman Bldg. 5F 2-4 Kojimachi, Chiyodaku-ku, Tokyo 102-0083 Japan;

(t)	"Sosei Consent" means the Sosei Consent letter in the form attached to Schedule 5; and

(u)	"Works" means all hard copy and electronic (including computerised) literary, artistic and other works and subject matter (including without limitation all documents, drawings, written reports, computer programs and manuals, object code and source code) concerning or relating to the Assignor's Technology;

1.2	In this Agreement, the following rules apply, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	the singular includes the plural and the plural includes the singular;

(c)	any gender includes any other gender;

(d)	any thing required to be done on a day that is not a Business Day, may be done on the next Business Day;

(e)	reference to a person includes a natural person, corporation, partnership, association or other legal entity;

reference to legislation includes that legislation as amended or modified or re-enacted;

(g)	reference to a provision, clause, Schedule or Annexure means, respectively, a provision, clause, Schedule or Annexure of this Agreement.

2.	Pre-conditions

2.1	This Agreement is conditional upon and subject to the Assignee:

(a)	conducting and completing, to its sole satisfaction, due diligence of the Assignor's Technology and Intellectual Property prior to the Effective Date; and

(b)	receiving signed DIC Acknowledgement and Sosei Consent in forms to the Assignee's sole satisfaction ("Pre-conditions").

2.2	The Assignee shall conduct and complete due diligence and shall determine whether the Preconditions have been met and shall provide the Assignor the written notice not less than 3 days prior to the date specified in Schedule-1 ("Due Diligence Termination Date").In the event that the Assignee fails to give the Assignor such notice to the effect that the Preconditions have been met prior to the Due Diligence Termination Date, this Agreement shall then automatically terminate as of the Effective Date. It is confirmed that upon such termination, both parties release and forever discharge each other from any claim or liability arising out of or in connection with this Agreement.

3.	Assignment of Intellectual Property and Assignors Technology

3.1	In the event that the Assignee gives the Assignor the notice to the effect that the Pre-conditions have been met prior to the Due Diligence Termination Date ("Event Occurs'), the Assignor assigns and transfers the Intellectual Property and the Assignor's Technology absolutely to the Assignee with effect as and from the Effective Date. The Assignor assigns to the Assignee, and the Assignee accepts its full right, title and interest in and to:

(a)	the Copyright throughout the world and all other rights of a similar nature now subsisting or conferred in respect of the Works by the law in force in any part of the world including all renewals and extensions;

(b)	by way of assignment of future copyright, the Copyright and all other rights of a like nature from time to time belonging to the Assignor which may be conferred or may subsist in any alterations, additions or adaptations to the Works and any and all renewals and extensions of them;

(c)	the Patents (whether or not granted);

(d)	any and all common law and statutory rights and remedies in relation to the Patents available to the Assignor at the Effective Date;

(e)	the Confidential Information;

(U	any and all common law and statutory rights and remedies in relation to the Confidential Information available to the Assignor at the Effective Date;

(9)	all claims, demands, causes of action for infringement or otherwise, whether past or present, against any third party, and all rights to costs, damages profits or other remedy that may be available in respect of the Intellectual Property;

(h)	the Intellectual Property; and

the Assignors Technology.

3.2	In case that the Event Occurs, the Assignor agrees that, as and from the Effective Date, the Assignor has no right:

(a)	to argue or raise any moral rights that it may have in the Intellectual Property and hereby waives any such rights; or

(b)	to prevent the Assignee from using and exploiting the Intellectual Property in any way it determines.

4.	Assignment of rights in the DIC Agreement

4.1	In case that the Event Occurs, with effect as and from the Effective Date, the Assignor assigns and transfers absolutely to the Assignee all rights contained in the DIC Agreement and the obligations and effects set out in Sections 4, 7, 9, 10(1), 10(2) and 10(3) of the DIC Agreement, and clause(e) v) of the DIC Acknowledgement (these being the only obligations transferred from Activus to Mariposa), to the extent that they refer or relate to the Assignor's Technology and Intellectual Property. For the avoidance of doubt, this Agreement does not in any way transfer the DIC Agreement or any liabilities or obligations under the DIC Agreement other than the ones outlined in the DIC Acknowledgement,

4.2	The Assignor acknowledges and agrees that the Assignee assumes no obligations, to DIC Corporation other than those set out in DIC Acknowledgement.

4.3	The Assignor acknowledges that the Assignee assumes no obligations, liabilities, risk or burden under the Activus Contracts.

4.4	In relation to the Activus Contracts, the Assignor agrees to assign or transfer any Activus Contract requested by the Assignee on the following basis:

(a)	where the third party to the Activus Contract's consent is not required for such assignment, on notification in writing by the Assignee the assignment will occur automatically unless required in writing by the Assignor in which case the Assignor will sign any document and do any such act required to transfer the Activus Contract, including, but not limited to signing any forms set out in Schedule 2, 1-2; and

(b)	where the third party to the Activus Contract's consent is required for such assignment, the Assignor will use its best endeavours and do all acts in its power to obtain the third party's consent to the transfer or assignment of the Activus Contract as soon as practicable after notification by the Assignee, including, but not limited to signing any forms set out in Schedule 2, 1-2.

4.5	The Assignor warrants that:

(a)	Sosei has agreed to acquire 100% of Activus, which will complete on 17 August 2010, and Sosei is aware of and has consented to the Assignor assigning the Assignor Technology and Intellectual Property pursuant to the terms of this Agreement and that no further consent from Sosei is required to any matter in the Agreement;

(b)	the DIC Agreement represents the entire agreement between the Assignor and DIC Corporation, and there is no other agreement, understanding, warranty or representation, whether oral or written, binding the Assignor or DIC Corporation concerning any aspect of the DIC Agreement;

(c)	there is no existing breach of the DIC Agreement, nor any event giving rise to a breach of the DIC Agreement by either party; and

(d)	the DIC Agreement has not been modified, supplemented, varied or amended prior to the Effective Date.

4.6	The Assignor warrants that it will be responsible for (and must indemnify the Assignee from) any and all claims arising out of or associated with the Assignor's conduct and the D1C Agreement:

(a)	prior to the Effective Date; and

(b)	after the Effective Date, other than in relation to those obligations assumed by the Assignee, being the obligations set out clauses 4, 7 (3), 10(1) and 10(2) of the DIC Agreement and the effects set out clauses 7 (1) , 7 (2), 9, to the extent that they refer or relate to the Assignor's Technology and Intellectual Property.

5.	Consideration

5.1	Within 5 Business Days of the date of this Agreement the Assignee will pay the Consideration into the following secured account of the Assignee's Japanese lawyers as designated by the Assignees ("Trust Account"), to be held pending the satisfaction of the Pre-conditions referred to in Clause 2 and then delivery of the Intellectual Property and Assignors Technology by the Assignor to the Assignee in accordance with clause 6.

Trust Account :

Bank of Tokyo-Mitsubishi UFJ

Shin-marunouchi Branch

Ordinary Account: 3095389

Account holder: Ryugo Yoshimura (client deposit account)

(Client Deposit Account Title: kokyaku azukariguchi ito mitomi horitsu jimusyo bengoshi yoshimura ryugo)

5.2	The Consideration is payable by the Assignee to the Assignor upon confirmation in writing by the Assignee that the Pre-conditions referred to in Clause 2 have been satisfied prior to the Effective Date and within a period of no later than 5 Business Days from the Effective Date.

6.	Delivery

6.1	Within 5 Business Days from the Effective Date and in any event after the Event Occurs, the Assignor agrees to deliver up to the Assignee signed transfers of the Intellectual Property forms previously prepared by the Assignor and/or as directed by the Assignee or the Assignee's nominated patent attorney.

6.2	Within 3 Business Days from any further request by the Assignee and in any event after the Event Occurs, and at the cost of the Assignee, the Assignor agrees to execute any further assignment documents or confirmatory agreements (as appropriately completed) or any other type of assignment which may be required to be lodged with any authority or government in any country or region of the World, to reflect the assignment of any aspect of the Intellectual Property effected by this Agreement.

6.3	The Assignee agrees to bear all the costs and expenses incurred in connection with record or registration of such assignment in each Patent Office.

6.4	Within 5 Business Days from the Effective Date and in any event after the Event Occurs, the Assignor agrees to:

(a)	deliver the Intellectual Property and Assignor's Technology (other than the compounds unless so directed by the Assignee) to the Assignee for shipment, and the Assignee agrees to take delivery of the Intellectual Property and Assignor's Technology at the cost of the Assignee at the Assignor's place of business (Venture Plaza Funabashi 218, 1-17-25, kita-honcho, Funabashi-shi, Chiba 2730864, Japan) through a carrier pre-arranged by the Assignee. Title and risk of loss to the Intellectual Property and Assignor's Technology shall pass to the Assignee upon delivery thereof to the Assignee (or Assignee's representative for purposes of shipment) at the Assignor's place of business; arid

(b)	deliver up to the Assignee all material and media, whether hard copy, electronic or computerised or otherwise, in its possession or control that depicts or evidences any part of the Intellectual Property or Assignor's Technology at the Assignor's place of business; and

(c)	deliver to the Assignee the original signed DIC Acknowledgement and original signed Sosei Consent; and

(d)	deliver to the Assignee the instruments set out in Schedule 2 duly executed by the parties thereto other then the Assignee, on the understanding that the Assignee is under no obligation to sign the agreements set out in Schedule 2 item 1 - 2.

7.	Rights and obligations of the parties pending the Effective Date

7.1	In the period between the date of this Agreement and up to and including the Effective Date, the Assignor must:

(a)	not incur any material liabilities in relation to the Assignors Technology and Intellectual Property other than in the ordinary and proper course of carrying on the business of the Assignor and with the prior written consent of the Assignee;

(b)	maintain all usual relationships with present and potential customers, suppliers, licensors, licensees, distributors and other third parties in relation to the Assignors Technology and Intellectual Property;

(c)	use best endeavours to preserve and maintain the Assignors Technology and Intellectual Property, including:

(i)	maintaining the Patents by paying all costs associated with them including annuity and maintenance fees due on 10 September 2010 for patent family 2 in Canada, China and Australia as set out in Schedule 1;

(ii)	not in any way limiting or amending the claims of the Patents as at the date of this Agreement without the written consent of the Assignee; and

(iii)	not encumbering the Assignors Technology and Intellectual Property in any manner whether by licence, option, assignment, or any other means; and

(d)	consult and seek the written approval of the Assignee prior to making any decision that is, or is likely to be, material to any of the Assignors Technology and intellectual Property.

7.2	Where before the Effective Date an event occurs that has, or may have, a material effect on the prospects, operation or value of the Assignors Technology and/or Intellectual Property, the Assignor must, immediately on becoming aware of that event, give written notice to the Assignee fully describing the event.

8.	Undertaking and Warranties

8.1	Subject to clause 8.4, the Assignor warrants that:

(a)	it is the originator, assignee, creator, author, inventor, or otherwise the owner of the Intellectual Property;

(b)	it has not charged or otherwise encumbered, granted licences or options, assigned either in whole or in part, or in any other way dealt with the Intellectual Property in a manner inconsistent with its obligations under this Agreement;

(C)	as of the Effective Date, the Assignor has no knowledge of use prior to the creation or any application for registration of the Intellectual Property by any other person;

(d)	as of the Effective Date and to the Assignor's knowledge, the development, manufacture, sale, or use of the Product shall in no way infringe or constitute a misappropriation or other violation of the rights of a third party to the extent the Product is used as described in the Intellectual Property;

(e)	the inventions, methods and manner of manufacture protected by the Patents was not disclosed (other than for secret use) nor commercially used or exploited prior to the date of application of the Patents;

as of the Effective Date and to the Assignor's knowledge, the Confidential Information has not been disclosed nor made available to any person who has not promised to keep it confidential;

(g)	the applications and registrations, as listed in the Schedule-1, of the Patents are current and of full force and effect and that there are no existing or threatened challenges to the patent applications or registrations on any grounds; and

(h)	it has the right to transfer and assign the Assignor Technology and the Intellectual Property.

8.2	Each party represents and warrants to the other.

(a)	that it has the full authority to enter into this Agreement, and to carry out the transaction contemplated herein in accordance with the terms hereof, and there is no consent required form a third party that has not already been given and referred to in this Agreement;

(b)	that this Agreement represents the valid and binding obligations that are enforceable against it in accordance with the terms;

(c)	that its execution hereof and performance hereunder does not and will not conflict with or violate any statue, regulation or agreement to which it is subject; and

(d)	that it is not aware of any impediment which would inhibit its ability to perform the terms imposed on it by this Agreement

8.3	The Assignor makes no representation or warranty that any filed patent applications of the Patents will result in issued patents, but does warrant that the Assignor is not aware of any reason why any of the Patents will not result in the granting of a valid patent.

8.4	The Assignee acknowledges that the Patents are encumbered by the terms and conditions outlined in clause (d) of the DIC Acknowledgement, insofar as the DIC Agreement relates to the TA-270 Product.

8.5	The Assignee acknowledges that the transfer of the Assignors Technology and Intellectual Property did not constitute transfer of the business of DIC pursuant to the DIC Agreement and DIC shall not bear the obligations of non-competition imposed on the transferor by Article 16 of the Commercial Law as referred to in the DIC Agreement

8.6	The Assignee acknowledges that DIC has not provided any warranties in the DIC Agreement to Activus that

(a)	the Assignee implementing the Intellectual Property Rights relating to the Patents does not infringe the Intellectual Property Rights, including patent rights, of a third party;

(b)	the intellectual Property Rights relating to the Patents are not infringed by the third party;

(c)	the submitted patent applications for the Patents will be granted. and

(d)	the Intellectual Property Rights and the Patents are transferred to Activus on an "AS-IS" basis, and no warranty, including with respect to quality, performance, credibility, reliability, no defects, were provided.

8.7	The Assignor undertakes to indemnify and keep the Assignee indemnified from and against any and all claims, demands, losses, damages, costs and expenses that the Assignee suffers or incurs as a result of any breach by the Assignor of the warranties contained in this Agreement.

8.8	On and from the Effective Date, the Assignor agrees to at the Assignee's cost

(a)	provide the Assignee with access to the inventors of the Patents from time to time as may be required for the purpose of supporting the validity and maintenance of the Patents; and

(b)	keep the Assignee fully informed on a continuing basis of any prior art of which the Assignor may become aware and which may be relevant to the Patents.

9.	Non-use of the Intellectual Property by the Assignor

9.1	On the Effective Date, the Assignor must not use in any way or exploit, reproduce, retain, store, record, computerise, document or duplicate any part of the Intellectual Property, except where such is strictly necessary for legal, product safety or internal good practice requirements.

9.2	On and from the Effective Date, the Assignor must:

(a)	not use or exploit any part of the Intellectual Property or aid or abet any other person to do so other than as permitted by this Agreement or by the Assignee in writing;

(b)	not allow any third party to have access to or possession of the Intellectual Property;

(c)	maintain strict confidentiality in relation to the Confidential Information and must not divulge any aspect of the Confidential Information to any third party ; and

(d)	not promote, develop or exploit any product (using new intellectual property) owned by the Assignor as of the Effective Date in the field of reductone technology as described in the Patents for the treatment or prevention of diseases of the lung, including but not limited to chronic obstructive pulmonary disease and asthma.

10.	Authorities

10.1	Subject to the provisions in Section 7.1 hereof, the Assignor agrees at its expense to:

(a)	execute all documents necessary to enable the Assignee to assign, apply for or obtain registration as the registered proprietor or owner of the Intellectual Property; and

(b)	render all assistance reasonably required by the Assignee for the purpose of confirming the Assignee's title to the Intellectual Property and to maintain and establish the use, validity or registration of the Intellectual Property.

10.2	Pursuant to the Assignee's obligations under the moral rights provisions of the Copyright Act 1968 (Cth) and any equivalent legislation under any country of the World, the Assignor, if the author of the Works, unconditionally, irrevocably, genuinely and comprehensively consents in favour of the Assignee, for the Assignee to use, reproduce, adapt, communicate and exercise all other copyrights which may subsist in the Works, in any manner or medium and without reference to the Assignor, in any way whatsoever. To the extent possible in any country the Assignor agrees to waive any moral rights it has. Further to the extent the moral rights are rights of a person who is an employee of, consultant to, associate of or otherwise known to the Assignor, the Assignor will use best endeavours to procure consent and waiver by that person, as referred to in this clause.

11.	Undertakings and Indemnity

11.1 The Assignor undertakes not to do any act, nor assist any other person to do any act, which would or might:

(a)	invalidate or put in dispute the Assignee's right, title and interest in and to any Intellectual Property; or

(b)	oppose any application for registration or renewal of any of the Intellectual Property, or invalidate any registration or renewal of the Intellectual Property.

11.2 The Assignor undertakes to indemnify and keep the Assignee indemnified from and against any and all claims, demands, losses, damages, costs and expenses that the Assignee incurs or may incur as a result of a breach by the Assignor of the Assignor's obligations, representations and warranties contained in this Agreement

11.3 Subject to clause 11.4 the Assignee undertakes to indemnify and keep the Assignor indemnified from and against any and all claims, demands, losses, damages, costs and expenses that the Assignor incurs or may incur as a result of:

(a)	a breach by the Assignee of the Assignee's obligations, representations and warranties contained in this Agreement; and

(b)	the development, manufacture, marketing and sale of the Product or any other product covered by the Patents by the Assignee, its licensee or distributors after the Effective Date.

11.4 The Assignee shall not be liable to the Assignor hereunder for:

(a)	indirect, incidental, consequential, special, or punitive damages, including without limitation damages relating to lost profits or lost business opportunity, arising out of any act or omission hereunder except for acts or omissions constituting gross negligence or wilful misconduct or

(b)	any and all claims, demands, losses, damages, costs and expenses that the Assignor incurs or may incur as a result of any action or inaction of the Assignee attributable to the period prior to the Effective Date,

11.5 Notwithstanding anything herein to the contrary or any applicable law, the Assignor's maximum aggregate liability with respect to this agreement or any matter related to or arising out of this Agreement under any contract, negligence, strict liability or other theory shall not exceed the amount of the Consideration paid to and retained by the Assignor under this Agreement.

12.	Consulting Services

12.1 For a period of 3 months from the Effective Date, the Assignor agrees to provide at no cost to the Assignee various Patent registration assistance, change of ownership, services responding to general enquiries relating to the Assignors Technology and technology transfer services to the Assignee in relation to the Intellectual Property and Assignor Technology ("Consulting Services"), it being confirmed that the Assignee shall not be responsible for the costs incurred in relation to the patent assignments and technology transfer prior to the Effective Date.

12.2 Any additional services in excess of 40 hours for the Consultancy Services that are expected or anticipated to result in significant cost to the Assignor, or significant use of the Assignor's personnel resources, may be charged to the Assignee by the Assignor by agreement.

13.	Severability

13.1 If a provision (or part of it) is held to be unenforceable or invalid, then it must be interpreted as narrowly as necessary to allow it to be enforceable or valid.

13.2 If a provision (or part of it) is held to be unenforceable or invalid, then:

(a)	the provision (or part of it) must be severed from this Agreement; and

(b)	the remaining provisions (and remaining part of the provision) are valid and enforceable.

14.	New South Wales law and jurisdiction

14.1 The law of New South Wales, Australia from time to time governs this Agreement.

14.2 All disputes arising out of or in connection with this Agreement will be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration will take place in Sydney, Australia if demanded by the Assignor and in Tokyo, Japan if demanded by the Assignee, and will be conducted in the English language. The award of the arbitrators will be final and binding on both Parties. The Parties bind themselves to carry out the awards of the arbitrators.

14.3 Nothing in this Clause 13 prevents a party from approaching the Courts for urgent interlocutory relief

15,	Amending this Agreement

An amendment or change is only effective once it is made in writing and executed by all parties.

16.	This is the entire Agreement

This is the entire Agreement of the parties concerning the subject matter of this Agreement. There is no other Agreement, understanding, warranty or representation, whether oral or written, binding the parties concerning any aspect of this Agreement.

17.	Each party must do whatever is necessary

17.1 Each party must do whatever is necessary to give full effect to this Agreement, both before and after it is executed. This may include executing a document or carrying out an act.

17.2 If a party does not do whatever is necessary to give full effect to this Agreement after being requested to do so, that party irrevocably appoints the other party as its attorney and in its name to do all things necessary (including executing documents or carrying out an act) to give effect to this Agreement.

18,	No waiver

18.1 A party may exercise its rights at any time and does not waive those even if that party:

(a)	previously waived a breach or default of all or part of the same or other provision; or

(b)	delayed or omitted to exercise its rights.

18.2 A waiver is only effective:

(a)	if it is signed by the party granting the waiver; and

(b)	to the extent set out in the waiver.

19.	Taxation

19.1 The Assignor will be responsible for payment of all Japanese Taxes arising from this Agreement. To the extent that the Assignee is liable for any Japanese Taxes arising from this Agreement, the Assignor will reimburse the Assignee for such amounts.

19.2 The Assignee will be responsible for payment of all Australian Taxes arising from this Agreement. To the extent that the Assignor is liable for any Australian Taxes arising from this Agreement, the Assignee will reimburse the Assignor for such amounts. At the Assignor's request, the Assignee shall provide the Assignor a certificate evidencing payment of any withholding taxes hereunder and shall reasonably assist the Assignor to obtain the benefit of any applicable tax treaty relief.

19.3 The Assignor and Assignee agree that for the purposes of this Agreement, where the Assignor makes a taxable supply under or in connection with this Agreement, the GST on the supply will be payable by the Assignee pursuant to the reverse charge provisions in section 83-5 of the GST Act.

19.4 Terms used in this clause that are defined in the GST Act have the meanings given to them in that Act.

20.	Giving a notice

20.1 A notice by a party must be in writing and must be given to each other party.

20.2 A notice may be given to a party and is treated as given to a party in any of these ways:

(a)	on delivery, when delivered by hand to the party;

(b)	48 hours after posting, when sent by prepaid mail or document exchange to the address of the party:

(c)	when the facsimile machine confirms transmission, when sent by facsimile communication to the facsimile number of the party.

20.3 A notice given on a day which is not a Business Day is treated as given on the next Business Day.

21.	Term of Obligations in clause 4.1

21.1 Subject to Clause 21.2, this Agreement (including the obligations of the Assignee pursuant to clause 4.1 hereof) shall terminate on the expiry date of the last Patent to expire.

21.2 The obligations stipulated in Clause 11, and the effect of all and any warranties and/or indemnities given under this Agreement shall survive, and shall not merge on, such termination.

22.	Public Announcements

The Parties shall agree the final content of a joint press release (in English) announcing the execution of this Agreement.

23.	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument.

24.	Transfer or Assignment of this Agreement

The Assignee may transfer or assign this Agreement to any third party without consent from the Assignor, provided that

a)	the Assignee shall provide the Assignor with a copy of a draft assignment agreement prior to execution thereof,
b)	said third party enters into an agreement with the Assignee assuming all the obligations of the Assignee hereunder including the terms and conditions set forth in clause (d) of the DIC Acknowledgement: and
c)	the Assignee continues to be liable to the Assignor hereunder for all liabilities incurred hereunder to the date of the assignment of the said third party.

25.	Exchange

25.1 An exchange of original, copies or scanned counterparts of this Agreement, physically, by facsimile or by email, shall constitute a valid exchange of counterpart Agreements.

25.2 In the case of an exchange by facsimile or email, each party agrees to provide the other party with the original signed counterpart within 14 days of such exchange.

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EXECUTED as a Agreement

EXECUTED by ACTIVUS PHARMA CO., LTD,	)
a Japanese Company (No. ), in	)
accordance with its constituent documents	)

Signature of Director		Signature of Director/Secretary

YASUO AOKI
Name of Director		Name of Director/Secretary

EXECUTED by MARIPOSA HEALTH PTY LTD	)
(ACN 134 154 680) in accordance with the	)
Corporations Act	)

Signature of Director		Signature of Director/Secretary

PHILLIP COMANS		KEVIN LYNN
Name of Director		Name of Director/Secretary